Exhibit 99.1

Contact:

Carol D. DeGuzman

Senior Director,

Corporate Communications

Tel: 650 845 7728

Email: cdeguzman@telik.com

TELIK ANNOUNCES CORPORATE RESTRUCTURING

Palo Alto, CA – February 13, 2007 – Telik, Inc. (Nasdaq: TELK) today implemented a corporate restructuring plan intended to significantly reduce spending while maintaining the resources required to continue to advance the company’s product development programs. The restructuring will result in a reduction in the company’s workforce of approximately 25%. Following this workforce reduction, Telik will have approximately 120 employees.

“The entire Telik team, including the departing employees, has worked with focus and commitment to advance the development of new treatments for cancer,” said Michael M. Wick, M.D., Ph.D., chairman and chief executive officer. “All of us at Telik remain committed to this very important goal.”

Telik is providing cash severance payments and outplacement assistance to employees directly affected by the workforce reduction. The company estimates that it will record approximately $1.6 million in restructuring and severance costs in the first quarter of 2007. The company plans to discuss its 2007 objectives and financial guidance during its regularly scheduled conference call and webcast on February 22, 2007.

Telik, Inc. of Palo Alto, CA is a biopharmaceutical company focused on discovering, developing and commercializing novel small molecule drugs to treat serious diseases. The company’s most advanced drug development candidate is TELCYTA™, a tumor-activated small molecule product candidate in clinical development for the treatment of advanced ovarian cancer and non-small cell lung cancer. A second development candidate, TELINTRA™, is in clinical development in myelodysplastic syndrome. Telik’s product candidates were discovered using its proprietary drug discovery technology, TRAP™, which enables the rapid and efficient discovery of small molecule drug candidates. Additional information is available at www.telik.com.

TELIK, the Telik logo, TELCYTA, TELINTRA and TRAP are trademarks or registered trademarks of Telik, Inc.

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